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                     CERTIFICATE OF CHANGE IN NUMBER OF
                    AUTHORIZED SHARES OF CLASS AND SERIES



                                  BECK & CO.
        -------------------------------------------------------------
                             Name of Corporation


     I, the undersigned president and secretary of Beck & Co., do hereby certify that the Board of Directors of the Corporation adopted a resolution by written consent on March 29, 2000, pursuant to NRS 78.207, to amend the Corporation's Articles of Incorporation as follows:


     Article IV, Section 4.01 - is hereby amended as follows:

     FOURTH. The stock of the corporation is divide into two classes: (1) Common Stock in the amount of Two Hundred Million (200,000,000) shares having a par value of $0.001 each; and (2) Preferred Stock in the amount of Five Million (5,000,000) shares having a par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

     I further certify the following:

(a) The current number of authorized shares and the par value of each class and series of the shares before the change (10-for-1 forward stock split on the Common Stock) is:
          Common Stock:  20,000,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.
(b) The number of authorized shares and the par value of each class and series of the shares after the change (10-for-1 forward stock split on the Common Stock) is:
          Common Stock:  200,000,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.







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(c)  The number of shares of each affected class and series to be issued after the change (10-for-1 forward stock split on the Common Stock) in exchange for each issued share of the same class and series is:
          Common Stock: 15,217,500 shares, at $0.001 par value.
(d)  Fractional shares will be rounded up to the nearest whole number.
(e) The change (10-for-1 forward stock split on the Common Stock) was only approved by the Board of Directors, thus stockholder approval is not required.
(f) The change (10-for-1 forward stock split on the Common Stock) shall be effective on the date and time that this certificate is filed with the Secretary of State, State of Nevada.


                                   /s/ Larry L. Beck
                              ----------------------------------------
                              Larry L. Beck, President and Secretary





State of Utah       )
                 ) ss.
County of Salt Lake )


     On the 29th day of March, 2000, personally appeared before me, a Notary Public, Larry L. Beck, who acknowledged that he executed the above instrument.


                                   /s/ Tammy Gehring
S                              ----------------------------------
E                               Notary Public
A
L                               Commission Expires: 05-12-2003







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